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                                                Filed Pursuant To Rule 424(b)(3)
                                           Registration Statement No. 333-121263

                PRICING SUPPLEMENT NO. 1670 DATED 7 DECEMBER 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $32,817,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2007,
   CURRENTLY TOTALING A$4,268,085,000 (A$1,422,459,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS
Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

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1. (i)  Issuer:                             Queensland Treasury Corporation

   (ii) Guarantor:                          The Treasurer on behalf of the Government of Queensland

2. Benchmark line:                          2007
                                            (to be consolidated and form a single series with QTC 8% Global A$ Bonds due 14
                                             September, 2007 , ISIN US748305BA60)

3. Specific Currency or Currencies:         AUD ("A$")

4. (i)  Issue price:                        103.233%

   (ii) Dealers' fees and commissions       No fee or commission is payable in respect of the issue of the bond(s) described in
        paid by Issuer:                     this Pricing Supplement. Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Offshore and Onshore Fixed Interest Distribution
                                            Group Operational Guidelines.


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5. Specified Denominations:                            A$1,000

6.  (i)   Issue Date:                                  11 December 2006

    (ii)  Record Date (date on and from                6 March/6 September. Security will be ex-interest on and from 7 March/7
          which security is Ex-interest):              September

    (iii) Interest Payment Dates:                      14 March/14 September

7.  Maturity Date:                                     14 September 2007

8.  Interest Basis:                                    8 per cent Fixed Rate

9.  Redemption/Payment Basis:                          Redemption at par

10. Change of Interest Basis or Redemption/Payment     Not Applicable
    Basis:

11. (i)   Status of the Bonds:                         Senior and rank pari passu with other senior, unsecured debt obligations of
                                                       QTC

    (ii)  Status of the Guarantee:                     Senior and ranks pari passu with all its other unsecured obligations

12.       Method of distribution:                      Non-syndicated

                                          PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:                         8 per cent per annum payable semi-annually in arrears

    (ii)  Interest Payment Date(s):                    14 March and 14 September in each year up to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):                      A$40 per A$1,000 in nominal amount

    (iv)  Determination Date(s):                       Not Applicable

    (v)   Other terms relating to the method of        None
          calculating interest for Fixed Rate Bonds:
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                                                  PROVISIONS RELATING TO REDEMPTION
14. Final Redemption Amount:                           A$1,000 per bond of A$1,000 Specified Denomination

15. Early Redemption Amount(s) payable on redemption   Not Applicable
    for taxation reasons or on event of default and/or the method of calculating the same:

                                             GENERAL PROVISIONS APPLICABLE TO THE BONDS
16. Form of Bonds:                                     Permanent Global Note not exchangeable for Definitive Bonds

17. Additional Financial Centre(s) or other special    Not Applicable
    provisions relating to Payment Dates:

18. Talons for future Coupons or Receipts to be        No
    attached to Definitive Bonds (and dates on which such Talons mature):

19. Other terms or special conditions:                 Not Applicable

                                                            DISTRIBUTION
20. (i)   If syndicated, names and addresses of        Not Applicable
          Managers and underwriting commitments:

    (ii)  Date of Dealer Agreement:                    7 December 2006 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if any):             Not Applicable

21. If non-syndicated, name and address of             Macquarie Bank Limited
    relevant Dealer:                                   No. 1 Martin Place
                                                       SYDNEY NSW 2000

22. Whether TEFRA D or TEFRA C rules applicable        TEFRA Not Applicable
    or TEFRA rules not applicable:

23. Additional selling restrictions:                   Not Applicable
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LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By: _________________________________
               Duly authorized

                           PART B - OTHER INFORMATION

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1. LISTING
(i) Listing:                 Bourse de Luxembourg.

(ii) Admission to trading:   Application has been made for the bonds to be
                             admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2. RATINGS
   Ratings:                  The bonds to be issued have been rated:

                             S&P:       AAA
                             Moody's:   Aaa

                             An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                             Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                             A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

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3. INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

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4. REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

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(i)  Reasons for the Offer:            See "Use of Proceeds" section in the
                                       prospectus supplement.

(ii) Estimated net proceeds:           Not Applicable.

(iii) Estimated total expenses:        Not Applicable.

5. YIELD
   Indication of yield:                6.21%

                                       Calculated as 7 basis points less than
                                       the yield on the equivalent A$ Domestic
                                       Bond issued by the Issuer under its
                                       Domestic A$ Bond Facility on the
                                       Trade Date.

                                       The yield is calculated on the Trade
                                       Date on the basis of the Issue Price. It is not an indication of future yield.

6. OPERATIONAL INFORMATION
(i)   ISIN Code:                       US748305BA60

(ii)  Common Code:                     006524273

(iii) CUSIP Code:                      748305BA6

(iv)  Any clearing system(s) other     Not Applicable
      than Depositary Trust Company,
      Euroclear Bank S.A./N.V. and
      Clearstream Banking, societe
      anonyme and the relevant
      identification number(s):

(v)   Delivery:                        Delivery free of payment

(vi)  Names and addresses of           Not Applicable
      additional Paying Agent(s)
      (if  any):
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